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                      ADVERTISING SALES AGENCY AGREEMENT


This Agency Agreement dated January 1, 1999 ("Effective Date") by and between:

       Latitude 90, Inc. a corporation with principal offices at 5959 West Century Blvd., Suite 756, Los Angeles, CA 90045 ("Agent"); and

       Bell Atlantic Electronic Commerce Services, Inc., a corporation with an office at 35 Village Road, Middleton, MA 01949 ("BAECS").

NOW, THEREFORE, the parties agree as follows:

1.     APPOINTMENT

1.1. BAECS appoints Agent as a non-exclusive agent to provide sales representation and consultation for the sale of advertising as defined in Attachment A ("Advertising") to be placed on BAECS's Big Yellow website located on the World Wide Web at http://www.bigyellow.com or related sites ("BAECS Sites").

1.2.   Agent agrees to accept such appointment.

2.     AGENT'S RESPONSIBILITIES

2.1. Agent will highlight BAECS in its media kit and websites as one of its Premium Website Partners including detailed information in both its "Website" and "Beyond the Banner" sections.

2.2. Agent will also provide BAECS with the opportunity to participate in its co-op advertising campaign, which is designed to stimulate additional Advertising revenue. This campaign will use direct mail, electronic mail and print advertising to build the brand awareness of Agent's Premium Partners as well as well specific marketing programs such as BAECS's "Hot Commerce".

2.3. Agent's sale executives will work with BAECS's sales, marketing and business development departments to orchestrate programs that increase the overall effectiveness of programs and revenue stream of BAECS.

2.4. Agent will use its reasonable and diligent efforts to market and sell Advertising as set forth in this Agreement.

2.5. Agent will use only those promotional materials provided or approved in advance by BAECS, will document all sales using only Insertion Orders, contracts and applications and materials provided by BAECS, and will market Advertising in a manner consistent with the law and with BAECS standards, including those BAECS specifies as necessary to protect trademarks or trade names.

2.6. Agent will make only such representations concerning any BAECS Sites as have been approved by BAECS. Agent will notify BAECS immediately upon notice to it of any cancellation of any Insertion Order.

2.7. Agent will obtain from the customer signed Insertion Orders, contracts and applications for Advertising and shall submit them to BAECS as required by BAECS.

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2.8.   Agent will cooperate fully with BAECS in resolving any customer complaints. At BAECS's request, Agent will represent BAECS's interest taking into consideration the interests of the customer in negotiating adjustments of customer's accounts and claims involving BAECS's alleged errors and omissions. BAECS will have the right, in its sole discretion,
       (i) to approve or disapprove any adjustment or other arrangement proposed by Agent unless such adjustment or other arrangement is made at Agent's sole expense, and (ii) to make any customer account adjustment it deems appropriate.

2.9. Agent will perform its obligations under this Agreement, including creative design, in accordance with the highest industry standards and to BAECS's reasonable satisfaction.

2.10. Agent will cooperate fully in the collection, compilation and maintenance of date required to be reported by BAECS pursuant to any federal or state statute, regulation or order.

2.11. Agent will perform other functions reasonable requested by BAECS. If Agent incurs any material additional expenses in the performance of additionally requested functions, then performance will be determined by mutual agreement of BAECS and Agent.

2.12. Agent may, at its option and neither pursuant to this Agreement nor as agent to BAECS, provide creative design assistance to customers in order to develop more effective campaigns. Such design assistance shall be by separate agreement between Agent and the customer, and under separate charges. Agent shall not represent that BAECS is a party to such design work or that such design work is provided pursuant to customer's Agreement or Insertion Order with BAECS, and BAECS shall not be liable in any manner for any such design assistance provided by Agent. Agent is responsible for all billing and collection of charges for design fees.

3.     BAECS RIGHTS AND RESPONSIBILITIES

3.1. BAECS will, at its sole discretion allocate appropriate budgets to develop sales and promotional material for general media kit purposes and for special programs for Advertising.

3.2. Each month Agent and BAECS will conduct joint account management planning to discuss and coordinate sales calls and business partnering initiatives.

3.3. Agent will promptly forward its recommendations and requests regarding Advertising to BAECS. BAECS will respond within two (2) business days of the request with a go/no go on the recommendation. It is the responsibility of Agent to define not only the revenue opportunity and any technical requirements that the opportunity is contingent upon.

3.4. BAECS at its discretion will provide Agent with the necessary sales and marketing resources to support new Advertising recommendations and demonstrations.

3.5. BAECS agrees to provide such promotional literature and contractual documentation to Agent, as BAECS deems appropriate. BAECS further agrees to keep Agent informed of any regulatory, product or business changes that will impact Agent's performance under this Agreement, and to change materials as necessary.

3.6. BAECS will perform all billing and collection functions for the Advertising sold by Agent under this Agreement. Early payment discounts, if any, will not effect Agent's commission. For quality control and customer service reasons, BAECS may contact any existing customer at any time. Before contacting any existing customer for sales and marketing for Advertising, BAECS shall

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       contact Agent to assist in joint marketing activities. Should Agent choose to participate in such joint marketing activities, any Advertising sales resulting from such joint marketing efforts shall be deemed to be eligible for compensation under this Agreement.

3.7. By the twelfth calendar day of each month, BAECS will provide Agent with a tracking report that lists total number of page views and estimated visitors for the site as well as total page views by each section listed on the Navigational Bars of the BAECS Sites. BAECS will use reasonable efforts to deliver tracking reports by close of business each Monday.

3.8. On a weekly basis, BAECS will provide weekly tracking reports to Agent that list daily impressions and click-throughs for each Advertising creative that ran in the prior week. For all banner advertisements that Agent serves for BAECS, it will provide an online weekly tracking report that also provides banner impressions and click-throughs (by banner) for each Advertisement that ran in the prior calendar week.

4.     ACCEPTANCE OF ORDERS; COMPENSATION; REVENUE OBJECTIVES

4.1. Agent will submit separate Insertion Orders, contracts and applications for Advertising, which BAECS may accept or reject at its sole discretion. Agent is not authorized to accept, approve, execute on behalf of BAECS or amend any Insertion Order or Application for Advertising and will take no action or make any representation to the contrary to any person. No Insertion Orders, contracts and applications for the sale of any Advertising will be binding on BAECS unless accepted by BAECS by publication pursuant to such Order. BAECS may delete any Advertising from the BAECS Sites at any time for any reason.

4.2. In full compensation for the services performed under this Agreement BAECS agrees to pay Agent commissions as described in Attachment B. Agent will pay all expenses it incurs in performing services under this Agreement. BAECS has the right to set off against any payment due Agent under this Agreement any amounts owed to it by Agent under this Agreement or under any other agreement.

4.3. BAECS reserves the right to change the Commission Rates for any renewal Term effective at the beginning of the renewal Term upon thirty (30) days prior written notice.

4.4. If customers are represented by advertising agencies or if Agent subcontracts any of its responsibilities in accordance with Section 12, Agent will be solely responsible for paying any compensation to the agencies and subcontractors without recourse to BAECS.

4.5. BAECS will pay commissions due to Agent on a monthly basis within forty-five days of the end of the particular month, based on applicable amounts collected by BAECS. BAECS will provide Agent with a monthly statement listing all sales of Advertising and for which Agent is being paid, as well as al outstanding accounts that are due an payable, including Insertion Order numbers.

4.6. Agent will assist BAECS in collecting all past due bills, as requested by BAECS.

4.7. To avoid duplication of efforts, Agent and BAECS will coordinate on a monthly basis with regard to all accounts that are being pursued by each party in connection with this Agreement.

5.     TERM; TERMINATION; AGENT'S DEFAULTS

5.1. This Agreement will remain in effect for one year after the Effective Date ("Term"). The Term will

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       be automatically renewed for successive one-year periods unless terminated by either party as provided below.

5.2. BAECS may terminate this Agreement immediately upon written notice under the following circumstances: (i) in response to regulatory or legal actions or concerns; and (ii) for cause. "For cause" means: (a) failure to perform or other breach of any of Agent's obligations, representations or warranties under this Agreement, provided that, BAECS first provides Agent written notice of breach and an opportunity to cure such breach within ten (10) days; or (b) the failure to pay its subcontractors or employees providing services under this Agreement; or (c) a change in ownership or control, liquidation, bankruptcy or insolvency of Agent.

5.3. Either party may terminate this Agreement for any reason upon one hundred and twenty (120) days written notice.

5.4. Upon termination or expiration of this Agreement for any reason: (i) the rights and duties that each party has accrued before termination will continue in full force and effect; (ii) Agent will not be entitle to any commissions for any Advertising for which Insertion Orders are submitted to BAECS after the date of termination or expiration or ordered by Agent or any customers served by Agent after the date of termination or expiration; (iii) Agent acknowledges and agrees that it will not interfere with BAECS's contractual relationship or prospective contractual relationship with the customers served by Agent under this Agreement; (iv) Agent immediately will return to BAECS all materials, including sales contracts, software, promotional or marketing materials, demonstration materials, and all other materials supplied to it by BAECS or relating to its performance of services under this Agreement; and (v) Agent will continue to receive its commission share for all orders accepted by BAECS prior to the termination or expiration date including those schedules that actually run after the termination or expiration date. All material and software existing on Agent's word processing or computing equipment, servers, email systems (including all back up systems), will be destroyed or deleted by Agent within ten (10) days of the date of termination or expiration, and Agent will provide BAECS with written confirmation that all such material and software has been destroyed or deleted.

6.     LICENSE TO USE BAECS TRADE NAMES AND TRADEMARKS.

6.1. Subject to the terms and conditions specified in this Agreement, BAECS hereby grants to Agent, for the term of this Agreement, a limited non-exclusive, non-assignable license to use the trade names, trademarks and service marks (hereinafter "Licensed Marks") for purposes of selling Advertising.

6.2. BAECS will provide Agent with the specifications and restrictions on using the Licensed Marks. Agent may use these Licensed Marks solely as depicted in graphic configurations to be provided by BAECS.

6.3. Agent shall not use the Licensed Marks in any format other than the most recent graphic configurations as provided by BAECS. Agent shall not use any of the Licensed Marks as part of its corporate name, trade name or business name. Agent further agrees to abide by such policies, standards and practices regarding the use of the Licensed Marks as BAECS may establish and provide written notice of from time to time.

6.4. Agent shall submit to BAECS for prior review and approval, all advertising, including, without limitations, sales brochures, promotional materials, business cards, letterhead, press releases, Internet and other electronic listings, and other items or materials in which the Licensed Marks are used. Agent shall not publish, distribute or use any such advertising without the prior written

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       approval of BAECS.

6.5. In order to comply and continue in compliance with applicable trademark law, including the U.S. Trademark Act of 1946, 15 U.S.C. Section 1051, et seq., with respect to control by BAECS of the nature and quality of the Advertising for sale by Agent with the Licensed Marks;

6.6. Agent shall ensure that all advertising under Section 2 performed by Agent in connection with the Licensed Marks complies with all applicable Federal, State, and Local laws and regulations.

6.7. Agent shall comply with all guidelines outlined by BAECS and such other quality control policies, standards and practices related to the Licensed Marks as BAECS may adopt and provide written notice of from time to time.

6.8. BAECS shall have the right, at all reasonable times, to conduct an examination of the facilities of Agent in conjunction with Agent's use of any Licensed Marks to determine whether Agent's obligations under Section 2 comply with this Agreement and the BAECS policies, standards and practices for the use of the Licensed Marks.

6.9. If at any time Agent fails to comply with this Agreement or with BAECS policies with respect to the advertising permitted under Section 2, standards and practices for such advertising, or Agent's use of the Licensed Marks fails to comply with this Agreement or with BAECS' policies, standards and practices, BAECS may suspend or terminate Agent's license to use the Licensed Marks and/or terminate this Agreement.

6.10. Agent acknowledges the value of the Licensed Marks and the goodwill associated therewith and acknowledges that such goodwill is a property right belonging to BAECS or to BAECS' parent or affiliated companies and that BAECS or BAECS' parent or affiliated companies are the owners of all trademarks, service marks, trade names, and other rights in the Licensed Marks. Agent acknowledges that nothing contained in this Agreement is intended as an assignment or grant to Agent of any right, title or interest in or to the Licensed Marks and that this Agreement does not confer any right or license to grant sublicenses to third paries, including but not limited to Agent's representatives, agents, or subcontractors, to use any Licensed Mark. Agent shall not challenge the title or any right of BAECS or BAECS' parent or affiliated companies in and to the Licensed Marks or benefit therefrom, or make any claim or take any action adverse to BAECS or BAECS' parent or affiliated company's ownership of the Licensed Marks. All rights, if any, that may be acquired by use of the Licensed Marks by Agent shall inure to the benefit of and be on behalf of BAECS and BAECS' parent and affiliated companies. Agent shall not adopt, use (other than as authorized herein), register or seek to register any trade name, trademark or service mark anywhere in the world which is identical to any Licensed Mark or which is so similar thereto as to constitute a deceptive colorable imitation thereof or to suggest or imply some association, sponsorship or endorsement by BAECS or BAECS' parent or affiliated companies. BAECS warrants that it is the owner of the Licensed Marks or has the right to grant the rights with respect to the Licensed Marks.

6.11. Agent agrees to notify BAECS of any unauthorized use of the Licensed Marks by others promptly as it comes to Agent's attention. BAECS and its parent and affiliated companies shall have the sole right to engage in infringement or unfair competition proceedings involving the Licensed Marks.

6.12. Upon termination or expiration of this Agreement, the license to use the Licensed Marks granted hereunder shall cease to exist and Agent shall immediately cease any use of such Licensed Marks. Agent shall also promptly destroy or return to BAECS all materials in possession or

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          control displaying the Licensed Marks.

6.13. Agent shall not, without the prior written approval of BAECS, use in any items or materials in which the Licensed Marks are used (including, but not limited to communicational materials in which the Licensed Marks are used), directly or by inference or implication, the name or brand of any person or entity other than Agent or the Bell Atlantic companies. Agent shall notify BAECS in advance of the proposed use of the name or brand of a person or entity other than Agent or the Bell Atlantic companies in items or materials in which the Licensed Marks will be used. BAECS shall have forty-five (45) days after being notified of such proposed use to approve or disapprove of the proposed use. BAECS approval or disapproval of the proposed use shall be at BAECS's sole discretion and the proposed use may be disapproved by BAECS without cause. Any items or materials in which the Licensed Marks are used and which use the name or brand of a person or entity other than Agent or the Bell Atlantic Companies shall also be subject to review.

7.        INDEPENDENT CONTRACTOR STATUS.

          The status of Agent to BAECS will be that of an Independent contractor with a limited power of agency to represent BAECS for the sole purposes of selling the Advertising and only to the extent explicitly provided for in this Agreement. Agent will not make any representation to the contrary to any person. In particular, Agent acknowledges that all persons providing services under this Agreement are agents, servants, contractors or employees solely of Agent and that they are not agents, servants or employees of BAECS. Agent will not to bind, or attempt to bind, BAECS to any obligation with any third party, it being intended that BAECS and Agent each will be responsible for its own actions. Persons providing services under this Agreement will not be entitled to any benefits that BAECS provides its own employees.

8.        ASSIGNMENT.

          Agent will not assign any of its rights or duties under this Agreement without the prior written consent of BAECS. Any attempted assignment or delegation in contravention of the above provision will be void and ineffective. BAECS may freely assign all or any part of this Agreement.

9.        INFORMATION; PUBLICITY.

9.1. Any BAECS information disclosed to Agent under this Agreement shall remain BAECS property. All copies of such information in written, graphic or other tangible form shall be returned to BAECS at its request. Upon termination or expiration of this Agreement, BAECS Information shall be destroyed or returned to BAECS at BAECS' sole option. No copies shall be made of any documents or other media or software provided by BAECS without the prior written consent of BAECS. Unless such information was previously known to Agent free of any obligation to keep confidential, or has been or is subsequently made public by BAECS or a third party without breach of any agreement, Agent agrees to keep such information strictly confidential. Such information shall be used only in performing services under this Agreement, and may not be used for other purpose unless agreed upon between Agent and BAECS in writing. Agent shall required all parties accessing BAECS information, including its employees, agents and representatives, to sign a separate written agreement protecting BAECS information substantially in the form of this provision.

9.2 BAECS and Agent will jointly own all information collected by cookie data and other technologies from Agent's serving BAECS Advertising. Agent agrees to provide such information to BAECS at its request.

10.       GOVERNMENT LAWS AND REGULATIONS.

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     Agent agrees, in connection with the performance of services hereunder, to comply with all applicable federal, state or local laws, rules, regulations, executive orders and other orders. Agent agrees that it will not discriminate against any employee or applicant for employment on account of race, color, religion, sex, disability or national origin.

11.  RECORDS.

     Agent agrees to maintain records of its activities under this Agreement in accordance with recognized General Accounting Practices ("GAP"). BAECS will have the right to audit or review the records of Agent relating to the work performed, and any expenses incurred, in connection with this Agreement. All compensation shall be subject to adjustment based on the results of such audit.

12.  SUBCONTRACTORS.

     Agent may subcontract any portion of the work under this Agreement provided that the subcontractor agrees to all the terms and conditions of this Agreement. Agent will be liable for the conduct of such subcontractor to the same extent as Agent's liability under this Agreement. Agent will immediately terminate any such subcontractor upon BAECS's written request.

13.  INDEMNIFICATION.

     Each party agrees to indemnify and hold the other party and its parent company, its subsidiaries and affiliates ("Indemnified Party") harmless against any losses, damages, liabilities, claims or demands by any person (including all costs, expenses and reasonable attorneys' fees on account thereof or in connection with any investigation or preparation related thereto or the enforcement of the indemnification provisions of this Agreement) (collectively, the "Indemnified Amounts") arising from this Agreement or that may be made as a result of either party's actual or alleged acts or omissions, including any actual or alleged breach of any of its obligations under this Agreement or any warranty or representation made in this Agreement. The Indemnified Party agrees to notify the other party promptly of any written claims or demands against the Indemnified Party for which the other party is responsible and the Indemnified Party will be entitled, at its option, to assume the defense or settlement of any such claim, provided that no settlement shall be reached without the consent of that party. The Indemnified Party will promptly be reimbursed by the other party for Indemnified Amounts as they are incurred.

14.  INSURANCE.

     Agent will secure and maintain at its expense during the term of this Agreement (i) statutory workers' compensation insurance and (ii) Commercial General Liability insurance for a combined single limit of at least $250,000 per occurrence for bodily injury and property damage with a minimum policy aggregate of $500,000. Agent shall deliver a certificate of insurance on which BAECS is named as an additional insured with reference to (ii) above. Furthermore, BAECS must receive at least ten (10) days' notice of cancellation or modification of the above insurance.

15.  LIMITED LIABILITY.

     Each party agrees that no party nor any parent, affiliate or subsidiary companies shall be liable for any consequential, special, indirect, incidental, punitive or exemplary damages for any acts or failure to act under this Agreement.

16.  PRESS RELEASES.

     BAECS and Agent expect to issue press releases for certain Advertising programs developed and sold under this Agreement.

17.  NOTICES.

     All notices to a party under this Agreement will be in writing and will be sent by registered or

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     certified mail, return receipt requested, or delivered by hand, by overnight courier or by facsimile to such party's place of business noted below or to such other address as may be designated in writing by either party in accordance with this section.

     Notices to Agent:

          Latitude 90, Inc.
          5959 West Century Blvd.
          Suite 756
          Los Angeles, CA 90045
          Attention: ________________

     Notices to BAECS:

          Bell Atlantic Electronic Commerce Services, Inc.
          35 Village Road
          Middleton, MA 01949
          Attention: Legal Department

18.  CHOICE OF LAW.

     This Agreement will be governed by, and construed in accordance, with the laws of the State of New York applicable to agreements made and to be performed within such state without regard to the principles of conflicts of law.

19.  AMENDMENTS.

     Unless otherwise provided for in this Agreement, no modification, alteration or amendment of this Agreement will be effective unless contained in a writing signed by both parties and specifically referring to this Agreement.

20.  NON-WAIVER.

     No course of dealing or failure of either party to strictly enforce the terms and conditions of this Agreement will be construed as a waiver of the future performance of that term or condition.

21.  SEVERABILITY.

     In the event that one or more provisions contained in this Agreement are for any reason held to be unenforceable in any respect under the laws of the jurisdiction governing the Agreement, such unenforceability will not affect any other term or condition of this Agreement and this Agreement will be construed as if the unenforceable provision was not contained in this Agreement.

22.  SURVIVAL OF OBLIGATIONS.

     Agent's obligations under this Agreement, which by their nature would continue beyond the termination will survive termination, cancellation or expiration of this Agreement.

23.  FORCE MAJEURE.

     Neither party will be liable for delays due to accidents, acts of God, fire, strikes, embargo, acts of the Government, or other similar causes ("Force Majeure Event") beyond its control and that are not due to its acts or failure to act. If a Force Majeure Event occurs, the party delayed will promptly give notice to the other party. The party affected by the other party's delay may elect to: (a) suspend performance and extend the time for performance for the duration of the Force Majeure Event or (b) cancel all or any part of the unperformed part of this Agreement.

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24.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and merges and supersedes all prior discussions and writings with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the date and year first above written.

BELL ATLANTIC ELECTRONIC COMMERCE        LATITUDE 90, INC
SERVICES, INC.

By: /s/ Michael W. Souder                By: /s/ John C. Bohan
   ------------------------------           ----------------------------

Name: Michael W. Souder                  Name: John C. Bohan
     ----------------------------             --------------------------

Title: VP - ECS                          Title: CEO
      ---------------------------              -------------------------

Date: December 23, 1998                  Date: December 28, 1998
     ----------------------------             --------------------------

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